HILB, ROGAL AND HAMILTON COMPANY AND SUBSIDIARIES

                                EXHIBIT 11

              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                            Quarter Ended           Nine Months Ended
                                            September  30,            Setpember 30,
                                      _____________________________________________________

                                         1995         1994         1995             1994
 PRIMARY:
    Average shares outstanding        14,373,977   14,790,464    14,616,701      14,794,363

    Net effect of dilutive stock
      options -- based on the
      treasury stock method using
      average fair value                  13,036        6,860         6,734           7,401
                                      ----------   ----------    ----------      ----------
    Average number of shares as
      adjusted                        14,387,013   14,797,324    14,623,435      14,801,764
                                      ==========   ==========   ===========     ===========
    Net income                        $2,389,471   $2,474,354   $10,627,237     $10,123,698
                                      ==========   ==========   ===========     ===========
    Per share amount                        $.17         $.17          $.73            $.68
                                            ====         ====          ====            ====
FULLY DILUTED:
    Average shares outstanding        14,373,977   14,790,464    14,616,701      14,794,363

    Net effect of dilutive stock
      options -- based on the treasury
      stock method using the end of
      period fair value, if higher
      than average fair value             28,078        7,576        27,674           7,876
                                      ----------   ----------    ----------      ----------
    Average number of shares as
      adjusted                        14,402,055   14,798,040    14,644,375      14,802,239
                                      ==========   ==========    ==========      ==========
     Net income                       $2,389,471   $2,474,354   $10,627,237     $10,123,698
                                      ==========   ==========   ===========     ===========
    Per share amount                        $.17         $.17          $.73           $.68
                                            ====         ====          ====           ====

Note: The per share amounts for each period presented above do not necessarily support amounts in the statement of consolidated income because common stock equivalents are less than 3% dilutive.